Exhibit 3.3

PENNSYLVANIA DEPARTMENT OF STATE

CORPORATION BUREAU

Articles of Amendment-Domestic Corporation

(15 Pa.C.S.)

Entity Number
785021	☐ Business Corporation (§ 1915)
☐ Nonprofit Corporation (§ 5915)

Name	Document will be returned to the name and address you enter to the left.
Address CT CORP-COUNTER	ï
City

Fee: $52 ........................	Filed in the Department of State on Aug 21 2003

/s/ Pedro A. Cortes Secretary of the Commonwealth

In compliance with the requirements of the applicable provisions (relating to articles of amendment), the undersigned, desiring to amend its articles, hereby states that:

1. The name of the corporation is:
Franklin Electronic Publishers, Incorporated

2.      The (a) address of this corporation’s current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is hereby authorized to correct the following information to conform to the records of the Department):

(a) Number and Street City State Zip County

(b) Name of Commercial Registered Office Provider	County

c/o CT Corporation System	Philadelphia

3. The statute by or under which it was incorporated: Pennsylvania Business Corporation Law

4. The date of its incorporation: October 12, 1983

5.      Check, and if appropriate complete, one of the following:

☒       The amendment shall be effective upon filing these Articles of Amendment in the Department of State.

☐        The amendment shall be effective on:                                  at

Date	Hour

6. Check one of the following:

☐ The amendment was adopted by the shareholders or members pursuant to 15 Pa.C.S. § 1914(a) and (b) or § 5914(a).

☒ The amendment was adopted by the board of directors pursuant to 15 Pa. C.S. § 1914(c) or § 5914(b).

7. Check, and if appropriate, complete one of the following:

☐ The amendment adopted by the corporation, set forth in full, is as follows

☒ The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof.

8. Check if the amendment restates the Articles:

☐ The restated Articles of Incorporation supersede the original articles and all amendments thereto.

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this 18th day of August , 2003 .

Franklin Electronic Publishers, Incorporated

Name of Corporation

/s/ Arnold Levitt

Signature

SVP, Chief Financial Officer

Title

Exhibit A

Article 5 of the Articles of Incorporation of Franklin Electronic Publishers, Incorporated has been amended to read as follows:

“Sixty million (60,000,000) shares, of which ten million (10,000,000) shares shall be Preferred Stock having a par value of $2.50 per share; and fifty million (50,000,000) shares shall be Common Stock having a par value of $.01 per share. The Preferred Stock may be issued in such series and may have full, limited, multiple or fractional or no voting rights and such designations, preferences, qualifications, privileges, limitations, options, conversion rights and other special rights as shall be stated in the resolution or resolutions providing for the issuance of such shares adopted at any time by the Board of Directors of the Corporation, pursuant to full authority which is hereby expressly vested in the Board of Directors. No shareholders of the Corporation shall have cumulative voting rights.”